Exhibit 99.2

June 13, 2016

PRIVATE & CONFIDENTIAL

SKDY, LLC

c/o Richard P. Alden

69 White Pine Canyon Road

Park City, UT 84060

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by SKDY, LLC (together with Mr. Richard P. Alden (“Alden”), “you”), of a possible negotiated transaction with (a “Possible Transaction”) Skullcandy, Inc. and/or its subsidiaries, affiliates or divisions (collectively, with such subsidiaries, affiliates and divisions, the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “affiliates” has the meaning given to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The term “Representatives” (i) with respect to you, shall only include Ptarmagin, LLC and your and its officers, managers, directors, members, general partners, stockholders, employees, affiliates, outside counsel, accountants and consultants and, subject to (a) receipt of prior written consent of the Company and (b) compliance with Section 2 below, shall also include your and its financial advisors and potential sources of equity or debt financing (and their respective counsel), and (ii) with respect to the Company, shall include its members, directors, shareholders, officers, employees, agents, affiliates, partners, and advisors and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants and financial advisors). Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, including for the avoidance of doubt, by virtue of Alden’s position as director of the Company, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives to the extent they contain, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (ii) was within your possession on a non-confidential basis prior to it being furnished to you by or on behalf of the Company or any of its Representatives, provided that you had no reasonable basis for concluding that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that you do not know or have reason to believe that the source is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information or (iv) is independently developed by you or your employees or Representatives without the benefit of any Evaluation Material.

2. Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that would result to the Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives, and, at your sole expense, to take all commercially reasonable measures to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material. Notwithstanding anything to the contrary herein, you will not have any responsibility for the actions of any Representative that has signed an undertaking in the form of Exhibit A hereto or entered into a separate confidentiality agreement directly with the Company after the date hereof.

In addition, the parties agree that, without the prior written consent of the other, they and their Representatives will not disclose to any other person the fact that the other or its Representatives have received Evaluation Material or that Evaluation Material has been made available, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”) provided that the foregoing shall not prohibit disclosure of matters legally required to be disclosed in a filing on Schedule 13D. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity. Without limiting the generality of the foregoing, you further agree that, except as already disclosed on a Schedule 13D filed with the Securities and Exchange Commission prior to the date hereof, you and your Representatives will not, without the prior written consent of the Company, (a) enter into any agreement, arrangement or understanding with any person to serve as a co-investor with you or source of equity or debt financing to you regarding a Possible Transaction or (b) knowingly and intentionally solicit any other person for the purposes of entering into any agreement, arrangement or understanding with such person to serve as a co-investor with you or source of equity or debt financing to you regarding a Possible Transaction. Notwithstanding anything to the contrary herein, the foregoing sentence and the provisions of Section 16 hereof shall not apply to any person or entity who initiates contact or discussions with you or any of your Representatives in connection with a Possible Transaction without violation by you of the foregoing sentence provided that, with respect to third parties other than the Company and its Representatives, prior to providing any Evaluation Material to such person or entity you obtain the prior consent of the Company.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or as may be required under applicable securities laws, including without limitation any matters legally required to be disclosed on Schedule 13D) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless legally compelled to disclose Evaluation Material or Discussion Information, you or your Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which is legally required to be disclosed, provided that you use your commercially reasonable efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, if reasonably requested by the Company, by cooperating with the Company at the Company’s cost to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information; and provided further that, to the extent legally permissible, you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3. Return and Destruction of Evaluation Material. At any time upon the request of the Company in its sole discretion and for any reason, you will at your election promptly (and in any case within seven days of the Company’s request) deliver, at your expense, to the Company or destroy all Evaluation Material (and any copies thereof) (other than any Evaluation Material furnished to you in your capacity as a member of the board of directors of the Company) furnished to you or your Representatives by or on behalf of the Company. In the event of such a decision or request, all such Evaluation Material shall be returned or destroyed and to the extent not otherwise required by law, regulation, legal, regulatory or judicial process, rule or practice governing professionals or any internal compliance policy or procedure relating to the safeguarding or backup storage of data, no copy thereof shall be retained, and, upon the Company’s request, you shall provide the Company with prompt (and in any case within seven days of the Company’s request) written confirmation of your compliance with this paragraph; provided, however, that one copy of all Evaluation Material may be kept by your outside counsel for evidentiary purposes. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4. No Representations or Warranties. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of eighteen months from the date hereof, neither you nor any of your Representatives or affiliates acting on your behalf, or any person with whom any of the foregoing may be deemed to be acting in concert with respect to the Company or its securities, will, without the prior written consent of the Company, directly or indirectly, solicit to employ any of the officers or employees of the Company serving as such as of the date of this letter agreement or at any time during the term of this letter agreement; provided, however, that you or they may engage in general solicitations for employees in the ordinary course of business and consistent with past practice so long as such solicitations are not specifically directed towards officers or employees of the Company and provided, further, that the foregoing shall not apply to any person that has ceased to be employed with the Company for a period of at least ninety (90) days.

6. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7. Standstill. As of the date hereof, you hereby represent and warrant to the Company that neither you nor any of your Representatives or affiliates acting on your behalf, or any person with whom any of the foregoing may be deemed to be acting in concert with respect to the Company or its securities, owns any securities of the Company except as set forth on a Schedule 13D filed with the Securities and Exchange Commission prior to the date hereof. You agree that, for a period of twelve (12) months from the date of this letter agreement, unless specifically invited in writing or approved by the Board of Directors of the Company, neither you nor any of your affiliates or subsidiaries or Representatives acting on your behalf or on behalf of other persons acting in concert with you with respect to any of the matters set forth in this paragraph will in any manner, directly or indirectly: (a) publicly offer or propose to effect, or publicly announce any intention to effect or cause or, participate in or in any way assist, facilitate or encourage any other person to publicly offer or propose to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or affiliates or assets of the Company or the subsidiaries or affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) otherwise act, alone or in concert with others, to seek additional representation on the Board of Directors of the Company; (c) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (d) enter into any discussions or arrangements with any third party with respect to taking any action prohibited by the foregoing. You also agree during such period not to request (to the extent in a manner that would reasonably be likely to cause the Company to disclose publicly) that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence).

Notwithstanding the foregoing, the provisions of the foregoing paragraph shall not apply to sales of equity securities of the Company by you pursuant to a written trading plan pursuant to Rule 10b5-1 under the Exchange Act of 1934, as amended, in effect as of the date hereof and the provisions of the foregoing paragraph shall no longer be in force and effect if, after the date hereof, (i) any person (A) becomes the beneficial owner of 50% or more of the outstanding equity securities of the Company entitled to vote in the normal course in the election of the Company’s Board of Directors (“Equity Securities”) or (B) commences a tender or exchange offer which, if consummated, would make such person (or any of its affiliates) the beneficial owner of more than 50% of the Equity Securities and the Board of Directors of the Company does not, within 10 business days after the commencement of such offer (or at any time thereafter at which it publicly takes a position with respect to such offer), recommend against stockholders tendering their shares in such offer or (ii) the Company enters into a definitive agreement with a third party to effectuate (A) a sale of assets of the Company representing more than 50% of the consolidated earning power of the Company and its wholly-owned subsidiaries or (B) a transaction not covered by the foregoing clause (A) that, in whole or in part, requires the approval of the Company’s stockholders (a “Business Combination”), unless in the case of the Business Combination, it can be determined (based on information publicly available at the time of announcement of the entering into of such agreement) that, immediately following such Business Combination, at least 50% of the Equity Securities of either (1) the corporation resulting from such Business Combination (the “Surviving Corporation”) or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding Equity Securities of the Surviving Corporation, will be represented by the Equity Securities that were outstanding immediately prior to such Business Combination (or, if applicable, will be represented by shares into which such Equity Securities were converted pursuant to such Business Combination).

Notwithstanding anything to the contrary herein, nothing shall prohibit the receipt from the Company of equity awards as compensation for services as a member of the Board of Directors of the Company or the acquisition of shares of the Company’s common stock as a result of the vesting and/or settlement of any such awards.

8. No Agreement. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until you and the Company shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

9. No Waiver of Rights. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10. Remedies. It is understood and agreed that money damages may not be an adequate remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. You agree to waive any requirements for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines (in a judgment not subject to further appeal or for which the time for appeal has expired), that you or any of your Representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom. If such court determines (in a judgment not subject to further appeal or for which the time for appeal has expired) that neither you nor any of your Representatives have breached this letter agreement, then the Company will pay your reasonable legal fees incurred in connection with such litigation and any appeal therefrom.

11. Governing Law. This letter agreement is for the benefit of the Company and its Representatives, and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction.

12. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter, and shall not be subsequently limited, modified or amended by any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by you in connection with your access to any data site maintained in connection with a Possible Transaction.

13. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

14. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

15. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

16. Inquiries. All inquiries for information about the Company and its subsidiaries regarding a Potential Transaction (including requests for Evaluation Material) shall be made through the Company’s representatives at Peter J Solomon Company or the Company’s outside legal counsel, except to the extent consented to by the Company or its Representatives. Neither you nor any of your Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship (including without limitation any director, officer, employee, customer, supplier, stockholder or creditor of the Company or any of its subsidiaries) to discuss a Possible Transaction without the consent of the Company or its Representatives.

17. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

18. Third Party Beneficiaries. Nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

19. Termination. This letter agreement shall automatically terminate on the second anniversary of the date hereof.

20. Fiduciary Duties; Securities Filings. Notwithstanding anything to the contrary herein, including Section 2 and Section 7, nothing herein shall be deemed to limit the exercise of the fiduciary duties of any person required under applicable law in his capacity as a member of the Board of Directors of the Company, including any duty of care to act on an informed basis, or any person’s obligation, after consultation with legal counsel, to comply with applicable securities laws, including the making of any filings on Schedule 13D with the Securities and Exchange Commission. The Company further acknowledges and agrees that this letter agreement may be filed as an exhibit to one or more such filings on Schedule 13D with the Securities and Exchange Commission and hereby consents to such filing if and to the extent that you determine doing so is required under applicable securities laws.

[Signature page follows]

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter agreement to the Company, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

SKULLCANDY, INC.

By:	/s/ Patrick Grosso
Name: Patrick Grosso
Title: CLO

CONFIRMED AND AGREED
as of the date written above:

SKDY, LLC

By:	/s/ Richard P. Alden
Name: Richard P. Alden
Title: Manager

RICHARD P. ALDEN

/s/ Richard P. Alden

[Signature Page to Letter Agreement]

Exhibit A

Date:

[RECEIVING PARTY

[ADDRESS]

Ladies and Gentlemen:

Reference is made to the letter agreement, dated as of [DATE] (the “Agreement”), by and between the Company and SKDY, LLC, a copy of which is attached hereto. Capitalized terms that are used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

The undersigned acknowledges that it has received Evaluation Material and, in consideration therefor, agrees to be bound by the provisions of the Agreement applicable to SKDY, LLC’s “Representatives” as though the undersigned were a party thereto.

The undersigned hereby further agrees that the Company shall have full rights to enforce the provisions of the Agreement against the undersigned.

Very truly yours,

(Representative)

(Signature)

(Name)

(Title)